Exhibit 99.1

Nkarta Adds Experienced Leader in Autoimmune R&D, George Vratsanos, M.D., FACR, to Board of Directors

Senior R&D leader brings extensive expertise in immunology, clinical development and translational science

SOUTH SAN FRANCISCO, Calif., June 13, 2024 – Nkarta, Inc. (Nasdaq: NKTX), a clinical-stage biopharmaceutical company developing engineered natural killer (NK) cell therapies today announced that translational immunology expert George Vratsanos, M.D., FACR, is joining its board of directors.

Dr. Vratsanos currently serves as Chief Medical Officer and Head of R&D for Jnana Therapeutics where he oversees the company’s R&D work to treat phenylketonuria and a broad range of immune-mediated diseases.

He previously held R&D leadership roles as Senior Vice President of Translational Science and Medicine, Immunology at Janssen Pharmaceuticals, Executive Global Program Head of the Immunology and Dermatology Franchise at Novartis, as well as a Translational Medicine Leader at Roche and a Group Director at Bristol Meyers Squibb.

“George is an accomplished physician-scientist whose R&D leadership experience spans multiple autoimmune diseases areas and the successful development of approved therapies such as Orencia® and Cosentyx ®,” said Paul J. Hastings, President and CEO of Nkarta. “He will be an enormous asset to the Nkarta board and executive team as we execute our bold, strategic path to pioneer safe and accessible cell therapy for people living with lupus and other autoimmune diseases.”

Dr. Vratsanos graduated from New York University (NYU) School of Medicine with honors and completed a postdoctoral fellowship in investigative rheumatology/immunobiology at Yale University. He also earned a master’s degree in clinical investigation from Vanderbilt University, as well as a bachelor’s degree and master’s degree in biomedical engineering from Columbia University.

“I’m excited to embrace this new leadership opportunity and support Nkarta’s ground-breaking clinical work to explore natural killer cell therapy for the treatment of lupus and other autoimmune diseases,” Vratsanos said. “Nkarta’s mission is my own. My passion is the translation of innovative immune science into approved therapies that transform patient care. NK cell therapy has breakthrough potential to treat debilitating autoimmune diseases without the safety concerns and logistical challenges of other cell therapies. I look forward to helping Nkarta leverage its strengths as it advances its cell therapy programs.”

Nkarta is working to harness the body's natural killer (NK) cells – the immune system's first responders – to deliver a safe, well tolerated, accessible form of cell therapy to treat autoimmune disease. NKX019, an allogeneic, on-demand cell therapy candidate, is in development to treat lupus nephritis – a severe form of lupus in which the immune system attacks the kidneys and other healthy tissue and organs.

About NKX019

NKX019 is an allogeneic, cryopreserved, off-the-shelf immunotherapy candidate that uses natural killer (NK) cells derived from the peripheral blood of healthy adult donors. It is engineered with a humanized CD19-directed CAR for enhanced cell targeting and a proprietary, membrane-bound form of interleukin-15 (IL-15) for greater persistence and activity without exogenous cytokine support. CD19 is a biomarker for normal B cells as well as those implicated in autoimmune disease and B cell-derived malignancies.

About Nkarta
Nkarta is a clinical-stage biotechnology company advancing the development of allogeneic, off-the-shelf natural killer (NK) cell therapies. By combining its cell expansion and cryopreservation platform with proprietary cell engineering technologies and CRISPR-based genome engineering capabilities, Nkarta is building a pipeline of future cell therapies engineered for deep therapeutic activity and intended for broad access in the outpatient treatment setting. For more information, please visit the company’s website at www.nkartatx.com.

Cautionary Note on Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Words such as "anticipates," "believes," "expects," "intends," “plans,” “potential,” "projects,” “would” and "future" or similar expressions are intended to identify forward-looking statements. Examples of these forward-looking statements include, but are not limited to, statements concerning Nkarta’s expectations regarding any or all of the following: the value and benefits to Nkarta of Dr. Vratsanos joining Nkarta’s Board; Nkarta’s position, plans, and strategies for the continued and future clinical development and commercial potential of its product candidates, including NKX019, for the treatment of autoimmune disease; and the therapeutic potential, accessibility, tolerability, advantages, and safety profile of NK cell therapies, including NKX019 for the treatment of autoimmune diseases, such as lupus.

Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among others: Nkarta’s limited operating history and historical losses; Nkarta’s lack of any products approved for sale and its ability to achieve profitability; the risk that the results of preclinical studies and early-stage clinical trials may not be predictive of future results; Nkarta’s ability to raise additional funding to complete the development and any commercialization of its product candidates; Nkarta’s dependence on the clinical success of NKX019; that Nkarta may be delayed in initiating, enrolling or completing its clinical trials; competition from third parties that are developing products for similar uses; Nkarta’s ability to obtain, maintain and protect its intellectual property; Nkarta’s dependence on third parties in connection with manufacturing, clinical trials and pre-clinical studies; and the complexity of the manufacturing process for CAR NK cell therapies.

These and other risks and uncertainties are described more fully in Nkarta’s filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of Nkarta’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the SEC on May 9, 2024, and Nkarta’s other documents subsequently filed with or furnished to the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, Nkarta undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Nkarta Media/Investor Contact:
Greg Mann
Nkarta, Inc.
gmann@nkartatx.com